Exhibit 5.1

Lang Michener LLP

BARRISTERS & SOLICITORS

Vancouver
Toronto
Ottawa

1500 - 1055 West Georgia Street, P.O. Box 11117
Vancouver, British Columbia, Canada V6E 4N7
Telephone (604) 689-9111
Facsimile (604) 685-7084

File Number: 53633-0100

Web site: www.langmichener.com

Direct Line: (604) 691-7483
Direct Fax Line: (604) 893-2395
E-Mail: bzinkhofer@lmls.com

June 27, 2007

DynaMotive Energy Systems Corporation
#230 – 1700 W. 75th Avenue
Vancouver, B.C. V6P 6G2

Ladies and Gentlemen:

We have acted as counsel for DynaMotive Energy Systems Corporation, a British Columbia corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration for sale under the Securities Act of 1933, as amended (the "Act"), of 22,098,367 additional shares of the Company's no par value common stock, (the "Common Stock"), which may be issued pursuant to the DynaMotive Energy Systems Corporation 1993 Stock Option Plan, as amended (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. The Registration Statement;

2. Articles of the Company;

3. Records of proceedings and actions of the Board of Directors and the Stockholders of the Company relating to the amendments to the Plan;

4. The Plan;

5. A Certificate of the Secretary of the Company dated June 29, 2007, and we have assumed that all of the representations contained therein are accurate and complete; and

6. Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon and subject to the foregoing, we are of the opinion that the additional 22,098,367 shares of Common Stock issuable under the Plan, when issued and delivered by the Company in accordance with the terms of the Plan, including receipt by the Company in full of the exercise price for such shares of Common Stock, will be validly issued, fully paid and non-assessable securities of the Company.

Our opinion expressed above is limited to the *Business Corporations Act* (British Columbia), and we do not express any opinion herein concerning any other laws. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. In connection therewith, we hereby consent to the use of this opinion for filing as Exhibit 5.1 to the Registration Statement.

Yours truly,

LANG MICHENER LLP

Lang Michener LLP